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                                   EXHIBIT 5
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                   (FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD)


November 17, 1994



Universal Health Services, Inc.
367 South Gulph Road
King of Prussia, Pennsylvania  19406

Dear Sirs:

                 We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Universal Health Services, Inc. (the "Company"), relating to 50,000 shares of the Company's Class B Common Stock, $.01 par value per share (the "Shares"), to be issued under the Company's 1994 Stock Compensation Plan (the "Plan").

                 As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                 We hereby consent to the use of this opinion as a part of the Registration Statement and to the reference to our name under the heading "Interests of Named Experts and Counsel" set forth in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                   Very truly yours,


                                                   FULBRIGHT & JAWORSKI L.L.P.